Exhibit 10.1

Executive Officer Cash Compensation Arrangements

Salaries

The fiscal 2011 salaries for Ditech Networks’ named executive officers (the executive officers appearing in the summary compensation table in Ditech Networks’ latest proxy statement) are as follows:

Named Executive Officer	Title	Fiscal 2011 Annual Salary

Todd Simpson	Chief Executive Officer and President	$325,000
William Tamblyn	Executive Vice President, Chief Financial Officer and Chief Operating Officer	$266,400
Karl Brown	Vice President of Marketing	$189,000

Ditech Networks, Inc. 2011 Executive Bonus Plan

The 2011 Executive Bonus Plan provides for the payment of an annual cash bonus for each Ditech Networks executive officer based on an individual target bonus amount.  The 2011 target bonus amounts for the named executive officers are as follows:

Named Executive Officer	Title	Target Bonus Amount

Todd Simpson	Chief Executive Officer and President	$243,750
William Tamblyn	Executive Vice President, Chief Financial Officer and Chief Operating Officer	$159,840
Karl Brown*	Vice President of Marketing	$37,800

* In addition to Mr. Brown’s target bonus amount, Mr. Brown may earn up to an additional $50,000 based on company sales.

No bonuses will be paid for fiscal 2011 if Ditech Networks’ actual Operating Performance (GAAP operating profit/(loss) for fiscal 2011 adjusted to reverse the ASC 718 non-cash expense charge) does not meet or is not better than target Operating Performance as set forth in Ditech Networks’ 2011 Operating Plan.

Each executive officer’s total payout is capped at 200% of target bonus.

Each executive’s bonus will be earned based on (a) company performance as against Ditech Networks’ 2011 Operating Plan, (b) individual performance as against established individual goals, and (c) a discretionary portion.  Weighting of these components is as follows:

Weighting:

Revenue	40%
Operating Performance (1)	30%
Individual Goals	20%
Discretionary Bonus	10%
Total	100%

(1)          Operating Performance is GAAP operating profit/(loss) adjusted to reverse the ASC 718 non-cash expense charge for the period.

Revenue Component of Executive’s Bonus:

No pay out if actual revenue does not exceed at least 80% of target revenue as set forth in Ditech Networks’ 2011 Operating Plan.

For every percentage point actual revenue exceeds 80% of target revenue as set forth in Ditech Networks’ 2011 Operating Plan, the executive will earn 5% of the portion of target bonus allocated to the revenue component.

Operating Performance Component of Executive’s Bonus:

If actual Operating Performance meets or is better than target Operating Performance as set forth in Ditech Networks’ 2011 Operating Plan, 100% of this component will be paid.

Individual Goals:

Yet to be determined.

Discretionary Bonus:

The Compensation Committee will retain the discretion to determine, in its sole and absolute discretion, following the completion of 2011, the remainder of the executive officer bonuses.